Exhibit 10.19

CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Award Agreement

No. of Shares: _________________

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated January 26, 2011 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and _________________ ("you"), is made pursuant and subject to the provisions of the Company's 2004 Stock Incentive Plan, as amended and restated (the "Plan"), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) of shares of common stock of Capital One, $.01 par value per share (the “Common Stock”), the vesting of which is subject to continued employment or other conditions;

W I T N E S S E T H :

1.              Grant of Restricted Stock. Capital One hereby grants to you __________________ shares of Common Stock (the "Restricted Stock").  The Restricted Stock shall vest and become freely transferable only in accordance with the provisions of this Agreement and of the Plan.

2.              Non-Transferability.  Subject to the provisions of Section 3 hereof, the rights represented by the Restricted Stock shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances.  Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock.

3.              Lapse of Restrictions.

(a)           Vesting.  Except as provided in subsections 3(b), 3(c) and 3(d) below and to the extent not previously vested as provided herein, the Restricted Stock shall become transferable and the restrictions shall lapse in full according to the following schedule:

One-third of the Restricted Stock on the first anniversary of the Date of Grant
One-third of the Restricted Stock on the second anniversary of the Date of Grant
One-third of the Restricted Stock on the third anniversary of the Date of Grant

(b)           Effect of Termination of Employment.

(i)             Upon your termination of employment with Capital One for any reason other than death, Disability, Retirement, or Change of Control, all shares of Restricted Stock shall immediately be forfeited (to the extent not previously vested as provided herein).

(ii)            Upon your termination of employment with Capital One as a result of your death or Disability, all of the shares of the Restricted Stock shall immediately vest and become transferable and all restrictions thereon shall lapse upon such termination of employment (to the extent not previously vested as provided herein).

(iii)           Upon your termination of employment with Capital One as a result of Retirement, the shares of the Restricted Stock shall continue to vest and become transferable pursuant to the vesting schedule set forth in Section 3(a) above (to the extent not previously vested as provided herein).

(c)            Vesting Schedule Upon Eligibility for Retirement.

(i)             Unless otherwise determined by the Committee or the independent members of the Board, as applicable, and to the extent permitted or required by law, the Restricted Stock shall become transferable upon you becoming eligible for Retirement, only and to the extent sufficient, if sold at Fair Market Value, on the date of such eligibility, to provide for the payment of the tax liability caused as a consequence of such eligibility condition in accordance with applicable tax laws. It is understood that the remaining portion of the Restricted Stock shall continue to vest according to its original schedule.

(ii)            Notwithstanding any other provision of this Agreement to the contrary, Capital One will instruct the Plan administrator to withhold and transfer to Capital One the Restricted Stock that becomes transferable pursuant to the immediately foregoing paragraph in satisfaction of your tax withholding liability, unless you notify Capital One of your intention to satisfy such tax withholding obligations in another permissible manner not less than 60 days prior to such eligibility date. Capital One reserves the right to change this instruction at any time.

(d)           Effect of Change of Control.  If a Change of Control of Capital One occurs, then all of the shares of the Restricted Stock shall vest and become transferable and all restrictions thereon shall lapse immediately upon the occurrence of such Change of Control (to the extent not previously vested as provided herein).

4.             Prohibition of Tax Election.  You shall not attempt or purport to elect under Section 83(b) of the Internal Revenue Code to pay income tax at the time of the Restricted Stock grant, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all of the Restricted Stock granted to you under this Agreement.

5.              Modification and Waiver.  Except as provided in the Plan with respect to determinations of the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One.  No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision.  The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6.              Tax Withholding.  If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)            Capital One’s designated agent will automatically withhold the number of shares having a Fair Market Value equal to the amount required to be withheld and deliver the proceeds thereof to Capital One, unless you otherwise instruct Capital One or its designated agent as provided in (b) or (c) below;

(b)           by making a timely election to send cash or check payment; or

(c)           by such other methods as Capital One may make available from time to time.

7.              Dividends.  With respect to the Restricted Stock, dividends shall be paid to you in cash as soon as is practicable after dividends are paid to the Company’s other stockholders.

8.              Governing Law.  This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the State of Delaware.

9.              Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10.            Bound by Plan.  In consideration of the grant of the Restricted Stock, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock and be bound by the terms of the Plan.

11.            Employment Status.  This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

12.            Binding Effect.  This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

13.            Forfeiture Event.  You agree to reimburse the Company with respect to the Restricted Stock to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.

14.            Clawback.

(a)            In the event that the Committee determines that you have willfully engaged in illegal conduct or gross misconduct that in either case is materially and demonstrably injurious to the Company, you shall deliver to the Company on the Forfeiture Delivery Date the Forfeiture Shares (each as defined below), if any.

For purposes of this Section 14(a):

(i)             No act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly-traded, the board of directors of the ultimate parent company, (B) the instructions of the Chief Executive Officer of the Company (unless you are the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(ii)            “Clawback Period” means the one-year period ending on the date the Committee makes the determination referenced in the first sentence of this Section 14(a).

(iii)           “Forfeiture Shares” means (i) the number of shares of the Restricted Stock that vested under this Agreement within the Clawback Period and that are held by you as of the Forfeiture Delivery Date plus (ii) the pre-tax proceeds from sales or other transfers, if any, of the shares of Restricted Stock that vested under this Agreement during the Clawback Period and that you have sold or otherwise transferred prior to the Forfeiture Delivery Date.  The “pre-tax proceeds” for any shares that were transferred by you in a transaction other than a sale on the New York Stock Exchange shall be the Fair Market Value of such shares as of the date of such transaction.  The “pre-tax proceeds” for any shares that were withheld pursuant to Section 6 shall be the Fair Market Value of such shares as of the date they were withheld.

(iv)           “Forfeiture Delivery Date” means the date that is 30 days after the Committee makes the determination referenced in the first sentence of this Section 14(a), or such earlier date upon which you deliver the Forfeiture Shares to the Company.

(b)           It is your responsibility to ensure that the shares of common stock of the Company you deliver on a Forfeiture Delivery Date are shares of the Restricted Stock.  In the absence of Company records or written documentation from your broker demonstrating this fact, you must deliver to the Company the Fair Market Value of any Forfeiture Shares as of the date that such shares of Restricted Stock are transferred from your stock plan account or otherwise become indistinguishable from other shares of common stock of the Company that you may hold on the Forfeiture Delivery Date.

15.           Mandatory Holding Requirement.

(a)           You agree that with respect to the Applicable Holding Shares you may not transfer, sell, pledge, hypothecate or otherwise dispose of such Applicable Holding Shares until the Holding Date; provided that the requirements set forth in this Section 15 shall immediately lapse and be of no further force and effect upon your death, Disability or a Change of Control.

(b)           For purposes of this Section 15:

(i)             “Applicable Holding Shares” means 50% of the shares of Restricted Stock acquired hereunder (not including any shares sold or retained by the Company to fund the payment of any tax withholding obligation payable in connection with the Restricted Stock) during your term of employment with the Company and during the one-year period after termination of your employment for any reason; and

(ii)            “Holding Date” means the first anniversary of the date of acquisition of any Applicable Holding Shares.

16.           Miscellaneous.

(a)           Your obligations under this Agreement shall survive any termination of your employment with the Company for any reason.

(b)           You acknowledge that any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity.

(c)           You agree that any recovery by the Company under this Agreement will be a recovery of shares of the Restricted Stock to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty.

(d)           The Company may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder.  The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement.

[Signature page follows.]

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan.  You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan.  You should carefully read the Plan disclosure document and the Plan.  By accepting the benefits of this Restricted Stock Agreement you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:

Jory Berson
Chief Human Resources Officer